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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                   FORM 15

        CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
      SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
         OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 333-49851
                                                                       ---------

                           MANNATECH, INCORPORATED
             ----------------------------------------------------
            (Exact name of registrant as specified in its charter)

               600 S. Royal Lane, Suite 200, Coppell, TX 75019
                               (972) 471-7400
 -------------------------------------------------------------------------
(Address, including zip code, and telephone number including area code, of registrant's principal executive offices)

                 Common Stock, par value $0.0001 per share
           ------------------------------------------------------
          (Title of each class of securities covered by this Form)

                                    None
 -------------------------------------------------------------------------
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)     /x/         Rule 12h-3(b)(1)(i)     /x/
       Rule 12g-4(a)(1)(ii)    / /         Rule 12h-3(b)(1)(ii)    / /
       Rule 12g-4(a)(2)(i)     / /         Rule 12h-3(b)(2)(i)     / /
       Rule 12g-4(a)(2)(ii)    / /         Rule 12h-3(b)(2)(ii)    / /
                                           Rule 15d-6              / /

     Approximate number of holders of record as of the certification or notice date: 32
             ----

     Pursuant to the requirements of the Securities Exchange Act of 1934, Mannatech, Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  August 31, 1998      By: /s/  Charles C. Fioretti
                                ------------------------------------
                            Name:   Charles E. Fioretti
                            Title:  Chairman of the Board and Chief
                                    Executive Officer


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                     [MANNATECH, INCORPORATED LETTERHEAD]

August 31, 1998

VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Attn: Ms. Shelley Parratt

Re: Mannatech, Incorporated Form S-1 (File No. 333-49851)

Ms. Parratt:

Mannatech, Incorporated, a Texas corporation (the "Company"), pursuant to Rule 477(a) promulgated under the Securities Act of 1933, as amended, hereby requests that the Securities and Exchange Commission consent to the withdrawal of the Company's Registration Statement on Form S-1, together with all exhibits thereto. The Company requests withdrawal of the Registration Statement because it does not intend to conduct the offering of shares of Common Stock contemplated in the Registration Statement at this time. No shares of Common Stock of the Company have been issued or sold under the Registration Statement.

The Company further requests that, pursuant to Rule 477(c), an order with the date of granting of the withdrawal be included in the file for the Registration Statement on Form S-1 in the following manner: "Withdrawn upon the request of the Registrant, the Commission consenting thereto."

If you have any questions or comments or require further information or documentation, please do not hesitate to call the undersigned at (972) 471-7265 or J. Kenneth Menges, Jr. at (214) 969-2783.

Sincerely,

/s/ Charles E. Fioretti
----------------------------
Charles E. Fioretti
Chairman of the Board and Chief Executive Officer

cc:  J. Kenneth Menges, Jr., P.C.